EXHIBIT 10.12









                  TECHNOLOGY LICENSE AGREEMENT





                            BETWEEN





                RESEARCH FRONTIERS INCORPORATED






                              AND





                 MATERIAL SCIENCES CORPORATION

                       TABLE OF CONTENTS

    RECITALS                                                  1
1   DEFINITIONS                                               1
2   GRANT OF LICENSE                                          4
3   FEES AND PAYMENT SCHEDULE                                 5
4   OBLIGATIONS OF LICENSOR AND LICENSEE                      7
5   TRADEMARKS                                                9
6   INSURANCE AND INDEMNIFICATION                             9
7   FUTURE PATENTS                                           10
8   TECHNOLOGY TRANSFER                                      11
9   INTELLECTUAL PROPERTY PROTECTION RESPONSIBILITIES        13
10  TERM AND TERMINATION                                     13
11  EVENTS OF DEFAULT AND REMEDIES                           15
12  CONFIDENTIALITY                                          16
13  WARRANTIES AND REPRESENTATIONS                           17
14  MISCELLANEOUS                                            18
    SCHEDULE A-LIST OF PATENTS AND PATENT APPLICATIONS      A-1
    SCHEDULE B-LIST OF AUTHORIZED USERS                     B-1

                  TECHNOLOGY LICENSE AGREEMENT
                            BETWEEN
                RESEARCH FRONTIERS INCORPORATED
                              AND
                 MATERIAL SCIENCES CORPORATION

     This Technology License Agreement ("Agreement") is made as of the _____ day of January, 1997 by and between Research Frontiers
Incorporated, a Delaware corporation ("LICENSOR") and Material
Sciences Corporation, a Delaware corporation ("LICENSEE").  The
"Effective Date" of this Agreement shall be the date which is the last date of formal execution of this Agreement by duly authorized representatives of the parties to this Agreement as indicated on the signature page of this Agreement.

                             RECITALS

     WHEREAS, LICENSOR has been engaged in research and development in the application of physicochemical concepts to Light Valve Film and Licensed Products and of methods and apparatus relating to products incorporating such concepts, and is possessed of and can convey information and know-how for such products and rights to manufacture, use and sell such products; and

     WHEREAS, LICENSEE is interested in manufacturing and selling
Light Valve Film and Licensed Products; and

     WHEREAS, LICENSEE desires to acquire from LICENSOR, and LICENSOR desires to grant to LICENSEE, certain rights and licenses with respect to such technology of LICENSOR;

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

    1DEFINITIONS.

     The following terms when used herein shall have the respective meanings set forth in this Article 1.

"Authorized User" means LICENSOR and/or any other person or entity listed by LICENSOR on Schedule B hereof. LICENSEE agrees that LICENSOR may amend Schedule B hereof at any time during the term of this Agreement for any reason by sending LICENSEE a written notice of such amendment. The persons or entities now or hereafter listed on Schedule B may not include all of LICENSOR's current licensees and may include prospective licensees of LICENSOR, and for legal or practical reasons, LICENSOR may restrict the type of Light Valve Film that may be sold, leased or transferred to such person or entity. LICENSEE agrees that immediately upon receipt of any written notice from LICENSOR that any person or entity is no longer included on Schedule B, or if LICENSEE becomes aware that any such person or entity listed on Schedule B or otherwise receiving Light Valve Film is making any improper use of Light
Valve Film, LICENSEE shall notify LICENSOR of such improper use and shall take reasonable efforts to cease all sales, leases, or other dispositions of Light Valve Film to such persons or entities, unless and until LICENSOR consents in writing to the resumption of such sales, leases or other dispositions.

"Licensed Product" means a Light Valve Architectural Window Product or a Light Valve Transportation Vehicle Window Product incorporating
Light Valve Film manufactured by or for, and sold, leased or otherwise disposed of by LICENSEE or a permitted sublicensee, or Light Valve Film which is solely used or intended to be used in, or in combination with, a Light Valve Architectural Window Product or a Light Valve
Transportation Vehicle Window Product. The term "Licensed Product" shall not include Light Valves used or intended for use in any other product other than as specifically defined herein, such as other window products not specifically defined herein, windows for space craft and space-stations, and non-window products such as but not limited to displays, eyewear, mirrors or filters for scientific instruments, lamps or contrast enhancement of displays. The term "display" means any device for displaying letters, numbers, images or other indicia or patterns. Nothing contained herein shall permit LICENSEE to sell, lease, or otherwise dispose of Light Valve Film which is not combined or intended to be combined as described above into a Light Valve Architectural
Window Product or a Light Valve Transportation Vehicle Window
Product, except as otherwise permitted by Section 2.1(B) hereof.

"Licensed Territory " means all countries of the world except, with respect to Light Valve Architectural Window Products means all countries of the world except North and South Korea until July 31, 1998, and thereafter shall mean all countries of the world.

"Light Valve" means a variable light transmission device comprising: a cell including cell walls, containing or adapted to contain an activatable material, described hereinafter, such that a change in the optical characteristics of the activatable material affects the characteristics of light absorbed by, transmitted through and/or reflected from the cell; means incorporated in or on the cell, or separate therefrom for applying an electric or magnetic field to the activatable material within the cell; and coatings, (including, but not limited to, electrodes), spacers, seals, electrical and/or electronic components, and other elements incorporated in or on the cell.
The activatable material, which the cell contains or is adapted to contain, includes in it solid suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the device.

"Light Valve Architectural Window Product" means a Light Valve used or intended for use solely as a window integrally incorporated in, or attached as a fixture to the external structure or internal structure of any building, whether permanent or temporary, and whether above or below ground.

"Light Valve Film" means a film or sheet comprising a suspension of particles used or intended for use solely in or as a Light Valve. The Light Valve Film shall only comprise either (a) a suspension of particles dispersed throughout a continuous liquid phase enclosed within one or more rigid or flexible solid films or sheets, or (b) a discontinuous phase of a liquid comprising dispersed particles, said discontinuous phase being dispersed throughout a continuous phase of a rigid or flexible solid film or sheet. The Light Valve Film may also comprise one or more other layers such as, without limitation, a film, coating or sheet or combination thereof, which may provide the Light Valve Film with (1) scratch resistance, (2) protection from ultraviolet radiation, (3) reflection of infrared energy, and/or (4) electrical conductivity for transmitting an applied electric or magnetic field to the activatable material.

"Light Valve Transportation Vehicle Window Product" means a Light
Valve used or intended for use solely as a window (including sunroofs and window panes which are an integral part of the internal or external structure) integrally incorporated in a transportation vehicle of a type not designed or primarily intended for military use. The term "Light Valve Transportation Vehicle Window Product" shall not include a Light Valve used or intended for use as a sun visor, but may include Light Valves which are used or intended for use in a non-military transportation vehicle as, or as part of, or are laminated to, or whose surface area is primarily attached to, a window, sunroof or windshield. The term "transportation vehicle" shall include, but shall not be limited to, passenger cars, recreational vehicles, trucks, mobile cranes, trains, aircraft and boats.

The "Net Selling Price" of Licensed Products on which royalties are payable shall be the actual selling price of LICENSEE and its sublicensees hereunder (including amounts charged for any wiring and installation services provided by LICENSEE and its sublicensees hereunder) at which nonaffiliated customers are billed in the usual course of business for Licensed Products, as packed for shipment to the customer, reduced only by the following if, and to the extent that, amounts in respect thereof are reflected in such selling price: (i) trade discounts actually allowed; (ii) sales, use or excise and added value taxes and custom duties paid; (iii) if the actual selling price is other than f.o.b. factory, amounts paid for f.o.b. transportation of Licensed Products to the customer's premises or place of installation or delivery; (iv) the cost to LICENSEE or its sublicensees hereunder of any part or component included in Licensed Products which is purchased directly from LICENSOR; (v) insurance costs and the costs of packing material, boxes, cartons and crates required for shipping;
provided, however, that the Net Selling Price of a Licensed Product may not be less than 90% of the gross selling price of said Licensed Product after all deductions therefrom excluding deductions for normal trade discounts actually allowed and materials purchased by LICENSEE from LICENSOR pursuant to subsection (iv) hereof, if any. If a Licensed
Product is leased, sold, used or to otherwise disposed of on terms not involving a bona fide arm's length sale to an unaffiliated third party, then the Net Selling Price for such transactions shall be deemed to be the Net Selling Price as defined above for identical products sold to a nonaffiliated customer nearest to the date of such lease, sale, use, or other disposition. Provided that LICENSEE or its sublicencees are selling commercially substantial quantities of Light Valve Film for use by third parties in OEM Window Products such that a prevailing commercial market price for such Light Valve Film exists in the market, then for purposes of calculating the variable royalty due pursuant to Section 3.2 hereof on sales of MSC
Window Products by LICENSEE or its sublicensees, such variable royalty shall not exceed 10% of the prevailing bona fide arm's length selling price of Light Valve Film for use by unaffiliated third parties in OEM Window Products. LICENSEE agrees to provide LICENSOR with all data reasonably required to verify such selling price of Light Valve Film for use by unaffiliated third parties in OEM Window Products.

"Technical Information" means all useful information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, patterns, ingredients, designs and the like including (by way of example) drawings, written recitations of data, specifications, parts, lists, assembly procedures, operating and maintenance manuals, test and other technical reports and the like owned or controlled by LICENSOR, to the extent they exist, that relate to Light Valve Film, Licensed Products and/or to the suspensions used or usable for Licensed Products or Light Valve Film and that consist of concepts invented or developed by LICENSOR. Know-how of LICENSOR's suppliers and of LICENSOR's other licensees and their sublicensees under licenses from LICENSOR shall not be considered
Technical Information owned or controlled by LICENSOR.

    2GRANT OF LICENSE.

     2.1 License. During the term of this Agreement, LICENSOR hereby grants LICENSEE a non-exclusive right and license to use (a) all of the Technical Information furnished by LICENSOR pursuant to this Agreement, and (b) any invention claimed in (i) any of the unexpired patents now or hereafter listed on Schedule A attached hereto or (ii) unexpired patents which issue from pending patent applications now or hereafter listed in Schedule A, and any continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof:

     (A) To make, lease, use, import, and sell Licensed Products in the Licensed Territory, and

     (B) To make, lease, import, and sell, or otherwise dispose of Light Valve Film manufactured by LICENSEE pursuant to this Agreement solely to an Authorized User in the permitted territory and for the applications specified and purpose permitted on Schedule B hereof. The license granted pursuant to this Section 2.1(B) shall be royalty-free.

     2.2 No Other Rights. LICENSEE agrees that, except for the specific licenses granted to it under Section 2.1 hereof, LICENSEE has not acquired any rights or licenses under this Agreement to use Light Valve Film or any components thereof made by LICENSEE pursuant to this Agreement except for the purposes of research and development pursuant to Section 4.2 hereof.

     2.3 Sublicenses. LICENSEE shall have the right to grant non-exclusive sublicenses to any majority-owned and controlled subsidiary of LICENSEE, whose obligations LICENSEE hereby guarantees, and which acknowledges to LICENSOR in writing that it wishes to become a sublicensee hereunder prior to doing so and agrees to be bound by the terms and conditions of this Agreement. All sublicenses shall (i) be non-exclusive, (ii) shall terminate with the termination of the rights and licenses granted to LICENSEE under Section 2.1 hereof, and be otherwise limited in accordance with the limitations and restrictions which are imposed on the rights and licenses granted to LICENSEE hereunder, (iii) contain confidentiality provisions no less protective than those contained in
Section 12.1 hereof, and (iv) shall contain such other terms, conditions, and licenses as are necessary to enable LICENSEE to fulfill its obligations hereunder. LICENSEE shall send LICENSOR a copy of every sublicense agreement or other agreement entered into by LICENSEE in connection with a sublicense hereunder within thirty (30) days of the execution thereof.

   3 FEES AND PAYMENT SCHEDULE.

     3.1 Fixed Royalties. During the term of this Agreement LICENSEE agrees to pay LICENSOR the non-refundable fixed royalties (in U.S. Dollars) specified below for each of the stated periods;

            Period                          Amount

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission.]

     3.2  Variable Royalties.  In addition, LICENSEE shall pay
LICENSOR variable royalties to the extent that such variable royalty exceeds the applicable period's fixed royalty. Until that threshold is reached, there is no variable royalty due for that period. Subject to the limitation in the foregoing, during the term of this Agreement, LICENSEE agrees to pay LICENSOR a variable royalty which shall be the percentage specified below of the Net Selling Price of Licensed Products which embody, or the manufacture of which utilizes, any of the rights granted under Section 2.1(A) hereof, and which are manufactured by or for LICENSEE and sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee. Payments under Section 3.2 shall be made on a quarterly basis and made within 45 days after the end of the calendar quarter in which such Licensed Products were sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee hereunder.

Percent Royalty     Type of Licensed Product

No Royalty          Sales of Light Valve Film to Authorized Users.

5% Light Valve Film used to retrofit (i.e., be combined with) a pre-existing installed window which at the time of the window's original installation was not intended to be or comprise a Light Valve, regardless of whether said combination is effected by attaching or bonding or otherwise integrating said Light Valve Film into or onto the pre-existing window ("Retrofit Products").

5%             Light Valve Architectural Window Products or Light
               Valve Transportation Vehicle Window Products sold by LICENSEE directly, rather than as a Retrofit Product ("MSC Window Products")

10% Light Valve Film which is not sold, leased or otherwise disposed of to Authorized Users pursuant to the license granted under Section 2.1(B) hereof and which is used or intended for use in combination with any type of window other than Retrofit Products and MSC Window Products, including, but not limited to, newly constructed windows ("OEM Window Products").

     3.3 Method of Payment. All payments made to LICENSOR under this Agreement shall be in U.S. dollars and shall be paid by wire transfer of immediately available funds to the account of Research Frontiers Incorporated at Chase Manhattan Bank, 1064 Old Country Road,
Plainview, New York 11803, Account No.: 210-007702, ABA Wire Code
No.: 021 000 128, or to such other account or place, as LICENSOR may specify in a notice to LICENSEE.

     3.4 Reports. Within 45 days after the end of each fiscal quarter, LICENSEE shall send to LICENSOR: (a) a quarterly report setting forth
(1) the amount of Light Valve Film sold, leased, disposed of, or delivered by or for LICENSEE and its sublicensees during such quarter to Authorized Users, with the amounts sold to each Authorized User and their identity clearly broken down, and (2) in reasonable detail the amount of Licensed Products sold, used, leased or otherwise disposed of by or for LICENSEE and its sublicensees during such quarter, the applicable variable royalty percentage being used, any deductions taken or credits applied, and the currency exchange rate used to report sales made in currencies other than U.S. dollars. LICENSEE shall use the exchange rates for buying U.S. dollars in effect on the last day of each quarter, as specified in The New York Times. The first report submitted under this Agreement shall cover the period from the Effective Date of the Agreement to the end of the first quarter in which Light Valve Film is produced hereunder or Licensed Products are sold, leased, used or otherwise disposed of hereunder by or for LICENSEE and its sublicensees. LICENSEE shall also furnish to LICENSOR at the same time it becomes available to any third party, a copy of each brochure, price list (for purposes of verifying the statements given by LICENSEE to LICENSOR under this Agreement), advertisement or other marketing and promotional materials prepared, published or distributed by LICENSEE or its sublicensees relating to Light Valve Film or Licensed Products.

     3.5 Recordkeeping. LICENSEE shall keep and shall cause each sublicensee to keep for four (4) years after the date of submission of each report supported thereby, true and accurate records, files, data and books of accounts that relate to the manufacture, sale or other disposition of Light Valve Film and Licensed Products, reasonably required for verification of the Net Selling Price of Licensed Products, deductions therefrom and variable royalties paid, as well as the other information to be given in the statements herein provided for. LICENSOR and LICENSEE agree that an independent certified public accounting firm (selected by LICENSOR from the largest ten certified public accounting firms in the United States of America) may audit such records, files and books of accounts to determine the accuracy of the statements given by LICENSEE pursuant to Section 3.4 hereof and report solely thereon. Such an audit shall be made upon reasonable advance notice to LICENSEE and during usual business hours, and LICENSOR shall audit the records no more than once per calendar year and any such audit shall be limited to the preceding three (3) calendar years. The cost of the audit shall be borne by LICENSOR, unless the audit shall disclose a material breach by LICENSEE of any term of this Agreement, or an underpayment error in excess of five percent of the total monies paid to LICENSOR by LICENSEE, during the audited period, in which case LICENSEE shall bear the full cost of such audit. LICENSEE agrees to pay LICENSOR all additional monies that are disclosed by the audit to be due and owing to LICENSOR within thirty days of the receipt of the report.

     3.6 Sales, Use and Returns. Licensed Products shall be considered as sold, leased or used and royalties shall accrue when such Licensed
Products are paid for by the customer. If as a result of a price reduction or a return of Licensed Products previously sold, a credit or refund to a customer is given on part or all of the sale price of such Licensed Products, a credit shall be allowed against royalties accruing thereafter under this Agreement equal to the royalty paid on that part of the sales price so credited or refunded.

    4OBLIGATIONS OF LICENSOR AND LICENSEE.

 Confidential Information Omitted and filed separately with the Securities and Exchange Commission.]

     4.2 Development of Light Valve Film. LICENSOR and LICENSEE shall cooperate to develop initial specifications for Light Valve Film which specifications may include desired thickness, particle concentration and other items. LICENSEE shall then use its reasonable efforts to produce sample production rolls or pieces of Light Valve Film meeting such specifications for the evaluation and use of LICENSOR and licensees and prospective licensees of LICENSOR, and for use by LICENSEE but only for internal research and development and for use in Licensed Products pursuant to Section 2.1(A) hereof. After consultation with LICENSEE, LICENSOR may at any time propose changes in the size or other specifications of the Light Valve Film to be produced under this Agreement. LICENSEE agrees to use reasonable efforts, as it determines at its sole discretion, throughout the term of this Agreement, including giving due consideration to the implementation of reasonable processes, procedures or modifications suggested by LICENSOR, to improve the quality of Light Valve Film. However, LICENSEE shall be solely responsible for determining the specifications for all Light Valve Film and Licensed Products, and for any improvements therein.

     4.3 LICENSOR Purchases; No Resales by LICENSOR. Upon request of LICENSOR, LICENSEE shall sell and deliver to LICENSOR, for its own use (including for purposes of demonstration, publicity, marketing and evaluation purposes) only, sample quantities of Light Valve Film at LICENSEE's prevailing market prices, or if there is no prevailing market price, at a price equal to LICENSEE's direct manufacturing cost for the Light Valve Film purchased by LICENSOR. No royalty shall be due on any sales of Light Valve Film by LICENSEE to LICENSOR.
LICENSEE acknowledges that LICENSOR and its licensees (or entities who have been granted the option of entering into license agreements with LICENSOR) may independently manufacture (or have third parties manufacture for them) and sell Light Valve Film under the terms of agreements between them and LICENSOR, or may independently manufacture and sell Light Valve Film which LICENSOR produces, or has produced on its behalf. Nothing contained in this Agreement shall impose any obligation on LICENSOR or any other parties to purchase any Light Valve Film from LICENSEE. Notwithstanding anything contained herein to the contrary, during the term of this Agreement LICENSOR may provide Light Valve Film samples obtained by LICENSOR pursuant to this
Section 4.3 to third parties so long as LICENSOR does not receive any monetary payment from the recipient for the provision of such Light Valve Film.

     4.4 Compliance. LICENSEE agrees that, without limitation, any manufacture, sale, lease, use or other disposition of Light Valve Film that is not in strict accordance with (1) the provisions of this Agreement, (2) restrictions on the type of product, or the territory in which such product may be, made, used, sold or otherwise disposed of by or for an Authorized User, or other provisions or restrictions, which are contained in any other agreement in force between LICENSOR and an Authorized User which is known to LICENSEE which relates to Light Valves or Light Valve Film, or (3) with the provisions of any other agreement then in force to which LICENSEE is a party and which relates to Light Valves or Light Valve
Film, shall be deemed a material breach of this Agreement.

     4.5 End Users. LICENSEE agrees to require all direct recipients of Light Valve Film to whom Light Valve Film is sold, leased, or otherwise disposed of by LICENSEE or its sublicensees, to look only to LICENSEE and not to LICENSOR or its affiliates for any claims, warranty, or liability relating to such Light Valve Film. LICENSEE agrees to take steps to reasonably assure itself that Light Valve Film sold, leased or otherwise disposed of by or for LICENSEE is being used for permitted purposes only. If a party which is not then listed on Schedule B hereto wishes to obtain samples of Light Valve Film or to purchase Light Valve Film from LICENSEE, LICENSEE shall notify LICENSOR and shall refer such party to LICENSOR. If such party enters into a suitable agreement with LICENSOR, LICENSOR shall inform LICENSEE whether such party may then obtain samples or purchase Light Valve Film from LICENSEE.
LICENSEE and its sublicensees may sell Light Valve Film to distributors and other third parties in accordance with the licenses granted under
Section 2.1 hereof, and shall require, by way of sales order, purchase order, agreement or otherwise ("Sales Documentation"), that all third parties receiving such Light Valve Film (whether or not incorporated into a Licensed Product) agree to the use the Light Valve Film only in the specific manner indicated in the Sales Documentation and consistent with the licenses granted under Section 2.1 hereof. As between LICENSOR and LICENSEE, the burden of proving whether a particular sale of Light Valve
Film is for a Retrofit Product, MSC Window Product, or OEM Product, shall be with the LICENSEE, and any sales of Light Valve Film not otherwise proven to be a Retrofit Product or a MSC Window Product, shall be deemed to be an OEM Window Product.

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission.]

     4.7 Laws and Regulations. LICENSEE agrees that it shall be solely responsible for complying with all laws and regulations affecting the manufacture, use and sale or other disposition of Licensed Products and Light Valve Film by LICENSEE and its sublicensees, and for obtaining all approvals necessary from governmental agencies and other entities. LICENSEE agrees to maintain a file of all such approvals and, after entering into a confidentiality agreement reasonably acceptable to LICENSEE and LICENSOR so as to minimize disclosure to competitors of any proprietary information which may be contained in such approvals, to send LICENSOR a copy of all such approvals (including English translations thereof in the case of approvals required by any foreign country) within 10 business days of any written request for such copies by LICENSOR.

     4.8  Purchase of Materials and Components from Others.   By virtue
of the disclosure of Technical Information and training provided from time to time by LICENSOR to LICENSEE and to its other licensees, and each of their sublicensees and affiliates, any Light Valve or suspensions, films, polymers, coatings and particles (each, a "Component"), which LICENSEE or its sublicensees makes, has made for it, or purchases from any third party for use in Light Valve Film or Licensed Products shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR. LICENSEE and its sublicensees each hereby agrees that (i) all Components shall be used only in strict accordance with the provisions of this Agreement, and that such Components may not be used for any other purpose or resold by LICENSEE or its sublicensees except as specifically permitted by the license granted in Section 2.1(A) hereof as an integral part of a Licensed Product or as specifically permitted by the license granted in Section
2.1(B) hereof, and (ii) LICENSEE and its sublicensees will only look to the manufacturer or supplier of such Component or other item used by LICENSEE or its sublicensees, and not to LICENSOR or its affiliates for any claims, warranty, or liability relating to such Component or other item.

     4.9 No other obligations. LICENSEE and LICENSOR have no other obligations to each other except as expressly provided in this Agreement.

   5 TRADEMARKS.

     5.1 Trademarks. All trademarks or service marks that either party may adopt and use for Light Valve Film or other products incorporating Light Valves are and shall remain the exclusive property of the adopting party, and the other party shall not obtain any rights and license to such marks under this Agreement, but may inform others that the adopting party has produced Light Valve Film or products incorporating Light Valves under such mark or marks.

   6 INSURANCE AND INDEMNIFICATION.

     6.1 Insurance. LICENSEE shall maintain at all times ample product liability and other liability insurance covering its operations relating to the subject matter of this Agreement.

     6.2 Indemnification. LICENSEE, and its affiliates, successors and assigns and sublicensees (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless LICENSOR and its shareholders, officers, directors, agents and employees (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' reasonable fees and expenses) arising out of any action or failure to take action by any Indemnifying Party relating to this Agreement including an Indemnifying Party's manufacture, sale, use, lease or other disposition of Light Valve Film, Licensed Products and related materials (other than sales by LICENSEE to LICENSOR pursuant to Section 4.3 hereof), or other use of the information and rights granted hereunder. Any knowledge of LICENSEE's or its sublicensee's activities by LICENSOR or its representatives shall in no way impose any liability on LICENSOR or reduce the responsibilities of LICENSEE hereunder or relieve it from any of its obligations and warranties under this Agreement.

    7FUTURE PATENTS.

     7.1 Future Patents. Each party, at its cost, shall have the right to file patent applications in the United States and in foreign countries covering any invention made by such party.

     7.2 Improvements and Modifications. (a) If during the term of this Agreement, LICENSOR makes any improvements or modifications which are invented or developed by or on behalf of LICENSOR after the Effective Date of this Agreement and on or before [Confidential Information
Omitted and filed separately with the Securities and Exchange
Commission], and which relate in any way to or are useful in the design, operation, manufacture and assembly of Light Valve Film or Licensed Products, such improvements and modifications shall be automatically included, on a non-exclusive basis, in the rights and licenses granted pursuant to Section 2.1 hereof, and any patents and/or patent applications relating thereto shall automatically be added to Schedule A hereof.

     (b) If during the term of this Agreement, LICENSOR makes any improvements or modifications pertaining to [Confidential Information Omitted and filed separately with the Securities and Exchange
Commission], and which relate in any way to or are useful in the design, operation, manufacture and assembly of Light Valve Film or Licensed Products, LICENSEE shall have the option, exercisable by LICENSEE sending LICENSOR notice of such exercise, of having such improvements and modifications pertaining to particle colors and film durability included, on a non-exclusive basis, in the rights and licenses granted pursuant to Section 2.1 hereof, and any patents and/or patent applications relating thereto shall be added to Schedule A hereof. For each license year beginning with the license year in which such option is exercised, the fixed royalties payable under Section 3.1 shall be doubled, and the variable royalty percentages of the Net Selling Price listed in Section 3.2 for Licensed Products which embody, or the manufacture of which utilizes, such improvements or modifications, shall be multiplied by 1.5 so as to equal 7.5% in the case of Retrofit Products and MSC Window Products, and shall equal 15% in the case of OEM Products.

     (c) Any future improvements or modifications invented or developed by or on behalf of LICENSEE, LICENSEE's sublicensees and LICENSOR
(other than as specifically described in Sections 7.2(a) and 7.2(b)) after the Effective Date of this Agreement, if any, which relate in any way to or are useful in the design, operation, manufacture and assembly of Light Valve
Film, Licensed Products and/or to the suspensions or other components used or usable in Light Valve Film or Licensed Products shall not be included in this Agreement. Upon written request by the non-inventing party, LICENSOR and LICENSEE shall negotiate with each other regarding the grant of nonexclusive rights and licenses to use such improvements and modifications, but neither party shall be obligated to grant such rights and licenses to one another.

     (d) During the term of this Agreement each of the parties hereto agrees to inform the other in writing (without any obligation to reveal details which would be confidential information), at least as frequently as once a year in January of each calendar year, if any significant improvements or modifications have been made relating to the subject matter of this Agreement, and as to the general nature of any such improvements and modifications.

     (e) Notwithstanding the foregoing, LICENSOR, after first receiving approval from LICENSEE, may, but shall not be required to, voluntarily and without additional cost to LICENSEE disclose certain information relating to future improvements and modifications and license to LICENSEE rights in such certain future improvements and modifications, and any information so disclosed will be considered Technical Information which LICENSEE shall be obligated to keep confidential pursuant to
Section 12.1 of this Agreement. In connection therewith, LICENSOR, after first receiving approval from LICENSEE, may voluntarily add patents and/or patent applications to Schedule A hereof. No disclosure of any information by LICENSOR shall in any way establish a course of dealing or otherwise require LICENSOR to make any future disclosure of information under this Agreement.

     7.3 Foreign Patent Applications. During the term of this Agreement, LICENSEE shall have the right to designate that any patent application now or hereafter listed on or incorporated into Schedule A shall be filed or maintained in any foreign country. If so designated and if legally possible to do so, LICENSOR agrees to promptly file, prosecute and maintain such applications and resulting patents, and LICENSEE shall pay to LICENSOR the complete cost, including reasonable attorney's fees, to file, prosecute and maintain any such patent application and resulting patents specifically so designated by LICENSEE.

    8TECHNOLOGY TRANSFER.

     8.1. Documentation. Within thirty calendar days after the Effective Date of this Agreement, LICENSOR shall furnish LICENSEE with all Technical Information owned or controlled by LICENSOR, which is reasonably necessary or desirable in order for LICENSEE to manufacture Light Valve Film and Licensed Products. Such Technical Information, which relates to experimental products, shall include, without limitation thereto (1) a document entitled Handbook of Technical Information
Relating to Variable Density Optical Devices Incorporating a Suspension which contains confidential and proprietary information of LICENSOR and (2) photocopies of all U.S. Patents and patent applications relating to Light Valve Film and Licensed Products owned or controlled by LICENSOR as of the Effective Date of this Agreement or hereafter incorporated into Schedule A hereto pursuant to the terms of this Agreement. LICENSOR shall not be obligated hereunder to furnish copies of LICENSOR's foreign patents and patent applications, but will furnish a list thereof in Schedule A hereto.

     8.2 Training. LICENSEE's technically skilled personnel designated by LICENSEE (with travel and living expenses paid by LICENSEE) shall make one or more visits for training and to inspect LICENSOR's research and development facilities relating to Light Valve Film and Licensed Products. The visits of employees of LICENSEE to LICENSOR's facility shall be carried out within the six-month period commencing with the Effective Date of this Agreement, and shall not exceed 200 man-hours during such period. To assist LICENSEE's employees while they are at LICENSOR's facility, LICENSOR's technical staff shall provide up to 200 man-hours assistance during such period at no cost to LICENSEE. Additionally, there shall be no cost to LICENSEE for materials used for training during the initial training at LICENSOR's facility.

     8.3 Materials and Additional Training. Upon request by LICENSEE during the term of this Agreement, when mutually convenient to LICENSOR and LICENSEE, LICENSOR shall supply LICENSEE with additional training and with small quantities of suspension for experimental use only by LICENSEE, and shall charge LICENSEE $750 per man/day plus the cost of any materials used in providing such training or making such suspension, plus the cost of shipping such suspension to LICENSEE. Each invoice submitted by LICENSOR for such service shall include detailed explanations of the charges, and, if requested by LICENSEE, copies of receipts.

     8.4 Inquiries. LICENSEE and LICENSOR may also at any time during the term of this Agreement make reasonable inquiry by telephone, facsimile or mail to one another in regard to any information or data furnished by LICENSOR to LICENSEE pursuant to this Agreement.

     8.5 Visits. During all visits by either party to the facilities of the other party, visitors shall comply with all reasonable rules of the host company, and each party to this Agreement will indemnify and hold the other party harmless from any liability, claim or loss whatsoever (i) for any injury to, or, death of, any of its employees or agents while such persons are present at the facility of the other party; and (ii) for any damages to its own property or to the property of any such employee or agent which may occur during the presence of any such person at the facility of the other party, regardless of how such damage occurs, if the rules of the host are followed.

     8.6 Sole Purpose. Any documentation or information supplied pursuant to this Agreement by either party to the other shall be used solely for the purposes set forth in this Agreement.

    9INTELLECTUAL PROPERTY PROTECTION RESPONSIBILITIES.

     9.1 Proprietary Rights: Notices. Each party shall provide appropriate notices of patents, or other similar notice of the patent rights of the other party on all products utilizing the patented inventions of the other party. Either party may add its own patent notice to any copy or embodiment which contains its patented inventions.

     9.2  LICENSOR Exclusive Owner.  LICENSEE hereby acknowledges
LICENSOR as purporting to be the sole and exclusive owner of the patents and patent applications listed on Schedule A, and that, except for the rights granted hereunder, LICENSEE shall not have any rights or attempt to assert any ownership rights in and to those patents and patent applications.

     9.3  Infringement.   If within six months of receipt by LICENSOR
from LICENSEE of a notice that a third party is infringing on one of the patents now or hereafter listed on Schedule A hereto in connection with the sale of Licensed Products in a country (the "Infringed Country") within the Licensed Territory (with the details and evidence of such infringement included in such notice), LICENSOR does not stop such infringement in the Infringed Country or bring suit against at least one such infringer, and provided that the third party's infringing sales of such Licensed Products (as demonstrated by LICENSEE) in the Infringed Country are at least equal to twenty percent (20%) of LICENSEE's sales of Licensed Products for the most recently-completed fiscal year in the Infringed Country, then fifty percent (50%) of LICENSEE's royalty obligation under Section 3.2 of this Agreement with respect to sales of Licensed Products within the Infringed Country shall cease for sales of such Licensed Products in the Infringed Country for which royalties are based solely on LICENSEE's use of such infringed patent. Such relief from royalty obligations shall commence on the date six months after the notice referred to above and shall continue until the date LICENSOR takes the action called for above or until such infringer's sales fall below the 20% threshold described above, whichever occurs first. There shall be no obligation on the part of LICENSOR to bring suit against more than one infringer at a time.

     9.4 Patents in Force. To the best of LICENSOR's knowledge, all of the patents listed on Schedule A hereto are currently in force.

  10 TERM AND TERMINATION.

     10.1 Term. The term of this Agreement shall extend from the Effective Date of this Agreement to the date of termination of this Agreement. Unless sooner terminated or extended, as herein provided for below, this Agreement shall terminate upon the expiration of the later of
(A) the last to expire of the patents now or hereafter listed in Schedule A hereof, and (B) the expiration of the period in which LICENSEE is obligated to maintain confidential Technical Information of LICENSOR pursuant to Section 12.1 hereof. LICENSEE shall confirm to LICENSOR periodically that it is still obligated to maintain Technical Information confidential, but the failure of LICENSEE to give such confirmation shall in no event diminish the confidentiality obligations contained in Section
12.1 hereof. During such period, LICENSEE shall continue to pay royalties under Sections 3.1 and 3.2.

     10.2 Termination by LICENSEE. LICENSEE may terminate this Agreement effective as of June 30, 1998 or as of any anniversary thereof by giving LICENSOR prior notice thereof unless sooner terminated as hereinafter provided. Such notice shall be made in writing and shall be given between 30 and 90 days prior to the effective date for which such termination is to be effective. If LICENSEE decides to terminate this Agreement for any reason, LICENSEE shall provide LICENSOR, along with the aforementioned notice of termination, with a written report describing the reasons for such termination.

     10.3 Termination by LICENSOR. LICENSOR may terminate this Agreement at any time upon 30 days written notice specifying with reasonable detail any alleged material breach, if LICENSEE shall at any time breach any material term of this Agreement and such breach is not cured within any applicable cure period specified in Article 11 of this Agreement, or default in the payment of any monies due in accordance with this Agreement, repeatedly provide inaccurate reports hereunder, or if there has been a cessation by LICENSEE of general operations or of work related to Light Valve Film and Licensed Products.

     10.4 Effect of Termination. If this Agreement expires or is terminated for any reason whatsoever, in addition to any other remedies which one party may have against the other: (1) all of LICENSEE's rights and licenses under this Agreement shall cease, and LICENSEE shall immediately return to LICENSOR all Technical Information furnished to LICENSEE under this Agreement, together with all reproductions, copies and summaries thereof; provided, however, that LICENSEE may retain solely for archival purposes one copy of all such documents in its legal department files, (2) at LICENSOR's option, LICENSEE shall, within 30 days of the date of such termination, either (A) sell and deliver to LICENSOR under the terms specified in Section 4.3 any Light Valve Film which shall then be in the possession of LICENSEE, and, if requested by LICENSOR, LICENSEE shall finish and deliver to LICENSOR any Light
Valve Film in the process of manufacture as soon as possible and, in any case, not later than 30 days after receiving LICENSOR's request, and/or
(B) with respect to any unsold inventory and work in the process of manufacture, to complete such work in process and sell any remaining inventory during the period not to exceed six months from the date of termination or expiration of this Agreement provided that the LICENSEE makes all royalty payments due under Section 3.2 hereof with respect to such sales, and provided further that at the completion of such six-month period, LICENSEE shall promptly destroy and dispose of any Light Valve
Film (and Light Valve Film in the process of manufacture) not sold under this Section 10.4 and (3) if this Agreement is terminated for any reason on or before [Confidential Information Omitted and filed separately with the Securities and Exchange Commission], LICENSEE hereby grants to LICENSOR a nonexclusive, royalty-free, irrevocable, worldwide license with the right to grant sublicenses to others to utilize all technical information, improvements and/or modifications (whether or not the subject of patents or pending patent applications) developed or invented by or on behalf of LICENSEE and/or its sublicensees, subcontractors, or agents hereunder through the date of such termination of this Agreement relating to Light Valves, Light Valve Film or Licensed Products, and upon such termination, LICENSEE shall provide LICENSOR in reasonable detail complete information regarding such technical information, improvements and/or modifications. The foregoing license shall be self-effectuating, but LICENSEE agrees upon written notice by LICENSOR at any time hereafter to deliver to LICENSOR within 30 days of such notice any document or other instrument reasonably requested by LICENSOR to convey such license rights to LICENSOR such as, by way of example, confirmations or instruments of conveyance or assignment. No termination of this Agreement by expiration or otherwise shall release LICENSEE or LICENSOR from any of its continuing obligations hereunder, if any, or limit, in any way any other remedy one party may have against the other party. Notwithstanding the foregoing, LICENSEE's obligations to LICENSOR under Sections 3.4, 3.5, 4.7, 4.8, 6.1, 6.2, 7.2, 8.5, 10.4, 12.1, and Articles 13 and 14 shall survive any termination or expiration of this Agreement.

  11 EVENTS OF DEFAULT AND REMEDIES.

     11.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

      11.1.1(a) A party's material breach or material failure to punctually perform any of its duties and obligations under this Agreement, which material breach or failure, if curable, remains uncured for thirty (30) days after written notice of such breach or failure is received by the breaching party; or (b) a material misrepresentation is made by a party in any representation or warranty contained in this Agreement and the misrepresented facts or circumstances, if curable, remain uncured thirty
(30) days after written notice of such misrepresentation is received by the breaching party; and, in either case, if such breach or misrepresentation is not curable, termination shall occur thirty (30) days after such misrepresentation or breach at the option of the non-breaching party; or

      11.1.2The failure by a party upon request to provide the other party with adequate assurances of its performance of all obligations under this Agreement upon: (a) such first party's filing of a voluntary petition in bankruptcy; (b) the filing of any involuntary petition to have such first party declared bankrupt which has not been dismissed within ninety (90) days of its filing; (c) the appointment of a receiver or trustee for such first party which has not been rescinded within ninety (90) days of the date of such appointment; or (d) such first party otherwise becoming insolvent or otherwise making an assignment for the benefit of creditors.

     11.2 Default by LICENSEE. If there occurs an Event of Default with respect to LICENSEE, LICENSOR may:

     (a)  seek damages; and/or

      (b)seek an injunction or an order for mandatory or specific performance; and/or

      (c) terminate this Agreement and the licenses granted to LICENSEE hereunder whereupon LICENSOR shall have no further obligations under this Agreement except those which expressly survive termination.

      11.3 Default by LICENSOR. If there occurs an Event of Default with respect to LICENSOR, LICENSEE may:

      (a)seek damages; and/or

      (b)seek an injunction or an order for mandatory or specific performance; and/or

      (c) terminate this Agreement and the licenses granted to LICENSEE hereunder whereupon LICENSEE shall have no further obligations under this Agreement except those which expressly survive termination, and except with respect to royalty payments due and owing as of the termination date or any subsequent period specified in Section 10.4.

   12CONFIDENTIALITY.

     12.1 Confidential Information. (a) LICENSEE agrees for itself, its sublicensees, and their employees and agents that for twenty (20) years from the date of its receipt of confidential information disclosed to LICENSEE by LICENSOR pursuant to this Agreement, such information shall be held in confidence; provided, however, there shall be no obligation to treat as confidential information which is or becomes available to the public other than through a breach of this obligation, or which was already possessed by LICENSEE in writing (or otherwise provable to be in the possession of LICENSEE) prior to the Effective Date of this Agreement or which is shown by LICENSEE to have been received by it from a third party who had the legal right to so disclose it without restrictions and without breach of any agreement with LICENSOR or its licensees. The burden of proving the availability of any exception of confidentiality shall be on the LICENSEE. LICENSOR shall affix an appropriate legend on all written documentation given to LICENSEE which contains confidential information. LICENSOR's policy is to require any third party receiving Technical Information to maintain such information in confidence subject to reasonable exceptions similar to the ones contained in this Agreement. LICENSEE understands that some of LICENSOR's Technical Information will become public through the issuance of patents and the publication of patent applications, or as may be required by law. LICENSOR agrees to inform LICENSEE if it learns that any material confidential Technical Information becomes public otherwise than through the issuance of patents and the publication of patent applications. Other than for the oral information conveyed during the training conducted pursuant to Sections
8.2 and 8.3 hereof all of which shall be deemed to be confidential information, if confidential information is otherwise conveyed orally by LICENSOR after training has been completed, LICENSOR shall specify in writing to LICENSEE within 30 days after the date such information is being conveyed that the information conveyed is confidential. It is understood and agreed that, unless otherwise provided in a separate agreement between LICENSEE and LICENSOR, LICENSEE has no obligation hereunder to provide LICENSOR with any confidential or proprietary information, and that LICENSOR shall have no obligation hereunder to LICENSEE to maintain in confidence or refrain from commercial or other use of any information which LICENSOR is or becomes aware of under this Agreement. The terms and provisions of this Agreement shall not be considered confidential, and the parties hereto acknowledge that, pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, LICENSOR files copies of its license agreements with the Securities and Exchange
Commission (SEC) and with NASDAQ and the Boston Stock Exchange.
LICENSOR agrees that it will make application to the SEC requesting, at the discretion of the SEC, confidential treatment of the fixed royalties payable by LICENSEE under Section 3.1 hereof. LICENSEE agrees that for the period of time during which LICENSEE is obligated to keep
Technical Information confidential hereunder, LICENSEE will not make, use, sell, lease or otherwise dispose of products using or directly or indirectly derived from Light Valve Film or Licensed Products or which otherwise comprise suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension ("SPD Technology") unless an agreement between LICENSOR and LICENSEE permitting it to do so is in full force and effect and the royalties, if any, provided in such agreement are being paid to LICENSOR on such products. The foregoing restriction shall not apply to products (i) which do not directly or indirectly incorporate SPD Technology, such as, but not limited to, liquid crystal devices, or electrochromic devices, or (ii) which incorporate technology involving suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension but which are independently developed and which is not in any way directly or indirectly derived from any Technical Information of LICENSOR or its licensees, sublicensees, or any of their affiliates. Nothing contained in this section, however, shall be construed as granting
LICENSEE any rights or licenses with respect to any Technical
Information or patents of LICENSOR or its other licensees or their sublicensees.

     (b) LICENSEE will have the right to disclose Technical Information of LICENSOR to a subcontractor; provided, however, that LICENSEE shall only disclose such Technical Information as is appropriate and necessary to enable said subcontractor to perform its task, and provided that prior to disclosing any Technical Information to said subcontractor, said subcontractor has signed a secrecy agreement with LICENSEE at least as protective of LICENSOR's Technical Information as the provisions of this Agreement, including, without limitation, said subcontractor's specific agreement to be bound by the provisions of Section 12.1 hereof to the same extent as LICENSEE. For such purposes, LICENSEE and LICENSOR will develop a standard form of secrecy agreement, after which LICENSEE may use such secrecy agreement with all subcontractors without LICENSOR's prior approval of the secrecy agreement being necessary.
LICENSEE shall have all subcontractors sign said secrecy agreement prior to the disclosure of Technical Information to said subcontractor, and LICENSEE shall send LICENSOR a copy of every such secrecy agreement within thirty (30) days after the execution thereof.

  13 WARRANTIES AND REPRESENTATIONS.

     13.1 Reciprocal Representations. Each party represents and warrants to the other that:

     13.1.1 Valid Agreement. The execution and delivery of this Agreement by the officer or representative so doing, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by LICENSOR and LICENSEE and this Agreement is a valid and binding obligation enforceable against the parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to general equitable principles;

     13.1.2 No Conflicts. Nothing herein conflicts with its rights and obligations pursuant to any agreement by a party and any other entity; and

     13.1.3 Publicity. The parties shall have the right to use non-confidential information, including but not limited to information concerning this Agreement, for marketing, sales, technical assistance, investor relations, disclosure and public relations purposes. Unless disclosure is otherwise required by law, all press releases issued by a party about this Agreement shall be approved by the other party, with such party's approval being deemed to have been given if no reasonable objection has been conveyed to the party wishing to make the press release within 24 hours of the other party's receipt of a draft of such press release. The parties acknowledge that the draft press release provided by LICENSOR to MSC Specialty Films, Inc. on December 18, 1996 has been approved by LICENSEE, and that information permitted to be disclosed by a party under this Section 13.1.3 may appear on such party's (or its subsidiaries') Internet web site, along with links to the Internet web sites of the other party and its subsidiaries.

     13.2 LICENSOR Representations. LICENSOR represents and warrants, for the benefit of LICENSEE, that:

     13.2.1 Title. As of the date hereof, LICENSOR represents and warrants that it has the right to convey the rights and licenses granted by this Agreement, and otherwise to perform its obligations under this Agreement. LICENSOR has caused its employees who are employed to do research, development, or other inventive work to disclose to it any invention or information within the scope of this Agreement and to assign to it rights in such inventions and information in order that LICENSEE shall receive, by virtue of this Agreement, the licenses granted to it under
Section 2.1 hereof. LICENSOR represents and warrants to LICENSEE that LICENSOR does not have any information that any of the patents listed on Schedule A hereof are invalid.

     13.2.2 Infringement. As of the date hereof, LICENSOR is not aware of any claim for patent infringement or the misappropriation of trade secrets, being asserted against it by any third party; or of any infringement of the patents listed on Schedule A hereto by any entity.

     13.3 No Warranty. LICENSOR and LICENSEE make no guaranty or warranty to one another under this Agreement (a) that LICENSEE will be able to develop, manufacture, sell or otherwise commercialize Light
Valve Film or any Licensed Products, or (b) as to the validity of any patent.

   14 MISCELLANEOUS.

     14.1 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with and governed by the laws of the State of New York, and LICENSOR and LICENSEE hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Nassau and State of New York for such purposes.

     14.2 Confidentiality In Court Proceeding. In order to protect and preserve the confidential information of a party which the parties recognize may be exchanged pursuant to the provisions of this Agreement, the disclosing party may request, and the receiving party shall not oppose, the court in any action relating to this Agreement to enter a protective order to protect information which is confidential information under Section 12.1 and to seal the record in the action or to hold the proceedings, or portion of the proceedings, in camera; provided, that the requested terms do not prejudice the receiving party's interests. Nothing, however, shall preclude either party from thereafter moving to unseal its own records or to have matter and information designated as confidential under any relevant protective order designated otherwise in accordance with the circumstances as they shall appear at that time.

     14.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

     14.4 Waiver. Unless agreed to by the parties in writing to the contrary, the failure of either party to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement, or to exercise any right contained in this Agreement or provided by law, shall not constitute or be construed as a waiver or relinquishment of the performance of such provision or right or the right subsequently to demand such strict performance or exercise of such right, and the rights and obligations of the parties shall continue unchanged and remain in full force and effect.

     14.5 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

     14.6 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors and assigns. However, LICENSEE agrees that it shall not assign this Agreement or its rights hereunder without the prior written consent of LICENSOR which consent LICENSOR may withhold for any reason unless such assignee's obligations are guaranteed to LICENSOR by LICENSEE, and provided further that such assignee is a successor to substantially all of LICENSEE's business relating to Light Valves. Notwithstanding the foregoing, LICENSEE may assign this agreement upon the prior written consent of LICENSOR, which consent may not be unreasonably withheld, to any successor to LICENSEE by way of merger, acquisition, restructuring, consolidation, or combination (A) whose obligations hereunder are guaranteed to LICENSOR by LICENSEE if LICENSEE maintains its corporate existence after such merger, acquisition, restructuring, consolidation, or combination, or (B) which successor entity has, after such merger, acquisition, restructuring, consolidation, or combination, substantial net tangible assets and has provided LICENSEE with adequate security for all obligations hereunder if LICENSEE no longer maintains its corporate existence after such merger, acquisition, restructuring, consolidation, or combination. Upon thirty days prior notice to LICENSEE, LICENSOR may assign all of its rights and obligations hereunder to any successor to any of its business interests or to any company controlling or controlled by LICENSOR. All assignees shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party.

     14.7 Schedules. All Schedules attached to this Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

     14.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, supersedes all prior agreements, proposals, understandings, letters of intent, negotiations and discussions with respect to the subject matter hereof and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is executed in writing by the parties; provided, however, that either party may unilaterally waive in writing any provision imposing an obligation on the other.

     14.9 Notices. Any notice required or permitted to be given or made in this Agreement shall be in writing and shall be deemed given on the earliest of (i) actual receipt, irrespective of method of delivery, (ii) on the delivery day following dispatch if sent by express mail (or similar next day air courier service), or (iii) on the sixth day after mailing by registered or certified air mail, return receipt requested, postage prepaid and addressed as follows:

  LICENSOR:  Robert L. Saxe, President
  and to:    Joseph M. Harary, Vice President and General Counsel
             Research Frontiers Incorporated
             240 Crossways Park Drive
             Woodbury, New York 11797-2033
             Facsimile:     (516) 364-3798
             Telephone:     (516) 364-1902

  LICENSEE:  Gerald G. Nadig
             President and Chief Operating Officer
             Material Sciences Corporation
             2300 East Pratt Blvd.
             Elk Grove Village, Illinois 60007
             Facsimile:     (847) 439-8270
             Telephone:     (847) 439-9800

  Copy to:   Joseph W. Berenato, III
             Myers, Liniak & Berenato
             6550 Rock Spring Drive, Suite 240
             Bethesda, Maryland  20817
             Facsimile:(301) 299-5482
             Telephone:(301) 365-8000

or to such substitute addresses and persons as a party may designate to the other from time to time by written notice in accordance with this provision.

     14.10 Bankruptcy Code. In the event that LICENSOR should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against LICENSOR, the parties intend that LICENSEE shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under section 365(n) of Title 17 of the U.S. Code. LICENSOR agrees that it will give LICENSEE immediate notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

     14.11 Construction. This Agreement and the exhibits hereto have been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall no be inference drawn in favor or against either party.

     14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     14.13 Status of the Parties. The status of the parties under this Agreement shall be solely that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party nor shall it represent to any person that it has such right or authority.

     The parties, through their duly authorized representatives, and intending to be legally bound, have executed this Agreement, as of the date and year first above written, whereupon it became effective in accordance with its terms.

RESEARCH FRONTIERS INCORPORATED

By: /s/ Robert L. Saxe
        Robert L. Saxe, President
        Date: January 18, 1997

MATERIAL SCIENCES CORPORATION

By: /s/ Frank D. Graziano
        Frank D. Graziano, Senior Vice President-Technology
           Date: January 17, 1997

                                 Schedule A
                         (As of December 31, 1996)

                              LIST OF PATENTS
                          AND PATENT APPLICATIONS


                                                       Date   Expiration
Patents in the United States                           Issued  Date

4,113,362                Robert L. Saxe et al
               "Light Valve, Light Valve Suspension
                   Materials and Suspension Therefor"  9/12/78   5/11/97

4,131,334                Michael Witte et al
          "Light Polarizing Materials, Suspensions
                   Thereof, and Process for Manufacturing
                   Such Suspensions"                   12/26/78  5/11/97

4,164,365                Robert L. Saxe
          "Light Valve for Controlling the
              Transmission of Radiation Comprising
         a Cell and a Stabilized Liquid Suspension"     8/14/79   8/10/98

4,270,841                Robert L. Saxe
          "Light Valve Containing Suspension of
         Perhalide of Alkaloid Acid Salt"               6/02/81   10/31/98

4,273,422                Robert L. Saxe
          "Light Valve Containing Liquid
         Suspension Including PolymerStabilizing System" 6/16/81   3/5/99

4,407,565                Robert L. Saxe
          "Light Valve Suspension Containing
         Fluorocarbon Liquid"                           10/04/83  1/16/01

4,422,963                Robert I. Thompson et al
          "Improved Light Polarizing Materials
                  and Suspension Thereof"              12/27/83 12/27/00

4,772,103                Robert L. Saxe
          "Light Valve Containing an Improved
         Suspension,and Liquids Therefor"               9/20/88   8/8/06

4,877,313                Robert L. Saxe et al
          "Light Polarizing Materials and
         Suspensions Thereof" (QA)                     10/31/89  2/10/09

5,002,701                Robert L. Saxe
          "Light Polarizing Materials and
         Suspensions Thereof"                          3/26/91  10/27/09

5,093,041                Joseph A. Check, III et al
          "Light-Polarizing Material Based on
         Ethylene-diamine Polyacetic Acid Derivatives" 3/03/92   7/30/10

5,111,331                Paul Rosenberg
          "Electro-Optical Light Modulator"            5/05/92    7/5/09

5,130,057                Robert L. Saxe
     "Light Polarizing Materials and Suspensions Thereof"7/14/92   10/31/06

5,279,773               Robert L. Saxe
     "Light Valve Incorporating A Suspension
      Stabilized With A Block Polymer"                  1/18/94   3/23/12

5,325,220               Robert L. Saxe
     "Light Valve With Low Emissivity
         Coating As Electrode" (JDR-105)                6/28/94    3/9/13

5,463,491                Joseph A. Check III
          "Light Valve Employing a Film Comprising
                 An Encapsulated Liquid Suspension And
                 Method of Making Such Film" (JDR-101)  10/31/95  11/6/12

5,463,492               Joseph A. Check III
     "Light Modulating Film of Improved
          Clarity For A Light Valve" (JDR-102)          10/31/95  11/6/12

5,461,506               Joseph A. Check III et al
     "Light Valve Suspensions Containing A
       Trimellitate Or Trimesate And Light
         Valves Containing The Same" (JDR-103)          10/24/95  5/11/13

5,467,217               Joseph A. Check III et al
     "Light Valve Suspensions and Films
       Containing UV Absorbers and Light
         Valves Containing The Same" (JDR-104)          11/14/95  5/11/13

5,516,463               Joseph A. Check III et al
        "Method of Making Light Polarizing Particles"
            (JDR-106)                                   05/14/96  7/08/14

                            PENDING APPLICATIONS

Serial Number                                               Filing Date

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

Schedule B
(As of December 31, 1996)

LIST OF ELIGIBLE CUSTOMERS (AUTHORIZED USERS) FOR LIGHT VALVE FILM

                                                                Permitted
      Name of Customer             Licensed Application         Territory

Research Frontiers Incorporated    All applications             Worldwide

Material Sciences Corporation      Application and Territory as set forth in
(and its permitted sublicensees)   Section2.1(A) of this License Agreement

[INFORMATION REGARDING OTHER AUTHORIZED USERS WILL BE
PROVIDED BY LICENSOR TO LICENSEE FROM TIME TO TIME IN THE FUTURE]